Exhibit 99.1

Bank Notes

OFFICER APPOINTMENTS

John A. Bickley joined the Bank as Senior Vice President, Specialized Lending. Mr. Bickley brings to the Bank over twenty years of Small Business Administration lending experience across the Upstate region. He earned his undergraduate and graduate degrees in Management from Clemson University.

COMMUNITY INVOLVEMENT

We are committed to the Upstate of South Carolina and believe that giving back to our communities is an important element of our responsibility as a corporate citizen. Our community outreach was evident through our teammates’ participation in the following events so far during 2012:

•	American Heart Association Heart Walk

•	March of Dimes March for Babies

•	Prom Dress Collection in partnership with The Middle Tyger Community Center and Upstate Family Resource Center

•	American Cancer Society Relay for Life

•	Cruisin’ in for a Cure to benefit the American Cancer Society

Forward-Looking Statements and Non-GAAP Financial Information

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Additional information can be found in our filed reports at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

This report contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). This report discusses both GAAP net loss and operating earnings excluding certain gains and charges, which is a non-GAAP measure. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP. Readers should consider our recording of expenses associated with credit costs and certain special items when assessing the performance of the Company. Non- GAAP measures have limitations as analytic tools, and readers should not consider these in isolation or as a substitute for analysis of our results as reported under GAAP.

May 4, 2012

To Our Shareholders:

We continued to make significant progress on our return to profitability during the first quarter. Our results reflect reduction in credit costs and improvement in other credit quality measures that are indicative of the intense focus we have been placing on reducing problem assets and returning to profitability over the last several years. For the first quarter 2012 we reported a net loss of $587 thousand compared to a net loss of $2.3 million for the fourth quarter 2011 and $6.1 million for the first quarter 2011. Credit costs remain elevated and continue to be the primary factor adversely impacting our financial performance.

Operating Earnings: Excluding the elevated credit costs and charges associated with our strategic actions to reduce our branch network and outsource certain operational functions, pre-tax operating earnings were $4.7 million in the first quarter 2012 compared to $3.8 million in the fourth quarter 2011. The sluggishness of economic recovery and low interest rate environment is making loan growth challenging and pressuring net interest income since our primary source of income is the difference between the interest income we earn on our loan portfolio and the interest expense we pay on deposits. Notwithstanding these challenges, our net interest margin increased 6 basis points in the first quarter to 3.71% and has now increased five consecutive quarters.

Strategic Plan: The sustained improvements over the last several quarters are a direct result of the continued execution of our strategic plan, including the strategic actions which were announced in the fourth quarter 2011. During the first quarter we completed the previously announced consolidation of two branches and continued to plan for the sale of our Rock Hill and Blacksburg branches. In addition, in the first quarter and to date in the second quarter we outsourced several operational functions, including our check processing. These strategic initiatives are designed to accelerate our return to profitability through reduced operating expenses, the bulk of which are expected to be realized starting in the second quarter of this year and further contribute to financial performance over the remainder of 2012. While fundamental issues such as volatile market conditions, low interest rates, slow loan growth, depressed real estate values, increased regulatory costs, and revenue challenges continue to affect the banking industry, our improving financial results are evidence that the proactive actions we have taken are yielding positive results.

Credit Quality: During the first quarter 2012 we continued our aggressive focus to improve credit quality. Credit costs continue to be the primary reason for our net loss, as our financial results reflect significant writedowns on our problem assets resulting from depressed real estate values. While still elevated, credit costs declined for the third consecutive quarter to $4.4 million from $5.9 million in the fourth quarter 2011. The reduction in credit costs also reflects our aggressive efforts to reduce nonperforming assets, which have declined 49% from their peak at March 31, 2010 and declined in seven of the last eight quarters. While credit costs have moderated over the last several quarters, we are continuing to aggressively pursue problem asset resolution strategies, including the potential for a future bulk asset sale.

Additional Information: Additional details about our financial results for the first quarter 2012 are included in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 27, 2012 which may be obtained from the SEC website at www.sec.gov or from our Investor Relations website at www.palmettobank.com. We encourage you to read the Form 10-Q for a comprehensive discussion of our strategic plan and the actions we are taking on the path to profitability. In addition, we are holding our Annual Meeting of Shareholders on May 17, 2012 and encourage you to vote your shares. We look forward to meeting with you and providing an update on our plans for the future at our Annual Meeting.

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Thank you for the continued support, and please do not hesitate to contact either one of us with questions or concerns about your Company.

Michael D. Glenn	Samuel L. Erwin
Chairman of the Board of Directors	Chief Executive Officer

Consolidated Balance Sheets

(in thousands)

	March 31, 2012	December 31, 2011
	(unaudited)
Assets
Cash and cash equivalents
Cash and due from banks	$117,275	$102,952

Total cash and cash equivalents	117,275	102,952

Federal Home Loan Bank (“FHLB”) stock, at cost	3,502	3,502
Investment securities available for sale, at fair value	269,841	260,992
Mortgage loans held for sale	2,841	3,648
Commercial loans held for sale	14,703	14,178

Loans, gross	761,687	773,558
Less: allowance for loan losses	(23,388)	(25,596)

Loans, net	738,299	747,962

Premises and equipment, net	25,278	25,804
Accrued interest receivable	4,987	5,196
Foreclosed real estate	26,701	27,663
Other	10,734	11,255

Total assets	$1,214,161	$1,203,152

Liabilities and shareholders’ equity
Liabilities
Deposits
Noninterest-bearing	$173,837	$155,406
Interest-bearing	900,246	908,775

Total deposits	1,074,083	1,064,181

Retail repurchase agreements	26,531	23,858
Accrued interest payable	515	554
Other	10,632	11,077

Total liabilities	1,111,761	1,099,670

Shareholders’ equity
Preferred stock	—	—
Common stock	127	127
Capital surplus	142,583	142,233
Accumulated deficit	(37,095)	(36,508)
Accumulated other comprehensive loss, net of tax	(3,215)	(2,370)

Total shareholders’ equity	102,400	103,482

Total liabilities and shareholders’ equity	$1,214,161	$1,203,152

Consolidated Statements of Income (Loss)

(in thousands)(unaudited)

	For the three months ended March 31,
	2012	2011
Interest income
Interest earned on cash and cash equivalents	$51	$105
Dividends received on FHLB stock	12	14
Interest earned on investment securities available for sale
Taxable	721	761
Nontaxable	915	545
Interest and fees earned on loans	10,326	11,272

Total interest income	12,025	12,697

Interest expense
Interest paid on deposits	1,393	2,676
Interest paid on retail repurchase agreements	1	11
Interest paid on FHLB borrowings	—	49

Total interest expense	1,394	2,736

Net interest income	10,631	9,961
Provision for loan losses	2,700	5,500

Net interest income after provision for loan losses	7,931	4,461

Noninterest income
Service charges on deposit accounts, net	1,674	1,762
Fees for trust, investment management and brokerage services	719	691
Mortgage-banking	801	376
Automatic teller machine	241	232
Bankcard services	62	76
Other	433	435

Total noninterest income	3,930	3,572
Noninterest expense
Salaries and other personnel	5,608	6,254
Occupancy	1,264	1,183
Furniture and equipment	891	985
Professional services	466	510
FDIC deposit insurance assessment	651	958
Marketing	188	414
Loan workout	229	19
Foreclosed real estate writedowns and expenses	1,368	833
Loss on commercial loans held for sale	128	1,151
Other	1,138	1,754

Total noninterest expense	11,931	14,061

Net loss before provision for income taxes	(70)	(6,028)

Provision for income taxes	517	52

Net loss	$(587)	$(6,080)